Sonos Announces Acquisition of Snips Addition of talent and technology that will elevate the voice experience on Sonos SANTA BARBARA, Calif.— (BUSINESS WIRE) — Sonos, Inc. (Nasdaq: SONO) today announced the acquisition of Snips SAS (“Snips”), an AI voice platform for connected devices that provides private-by-design voice technology. The acquisition will bring a talented group of employees and strategic IP to Sonos to make the voice experience on Sonos even better. Founded in 2013 and based in Paris, France, the Snips team, comprised of over 50 talented engineering, machine learning and product development professionals, has built a leading platform and tools for creating tailored voice experiences. Its full-stack solution is built with proprietary technology allowing for voice processing on the device. This localized processing maximizes accuracy, efficiency and privacy while minimizing footprint and cloud dependency. Snips’ voice assistants are custom-built for specific tasks and designed to run alongside other general purpose voice assistants currently on the Sonos platform. “Millions of people have come to enjoy the ease of controlling music with their voice. Today’s announcement gives us the added talent and technology to create an even more differentiated and immersive experience for customers, both inside and outside of the home,” said Patrick Spence, CEO of Sonos. “We’re excited to welcome an incredible Snips team to the Sonos family to help bring this vision to life.” Dr. Rand Hindi, co-founder and CEO said, “I am extremely proud of the team and the work we have accomplished over the last five years. The technology we have created has been validated by one of the leaders in consumer electronics. I am thrilled that, joining an international company, Snips will continue its operations in France, helping French technologies succeed at an international level.” Joseph Dureau, CTO of Snips, said, “We are thrilled to join forces with Sonos, a company that shares our core values, to continue our work and take private-by-design voice experiences to a truly global audience. We see an exciting future together as we integrate our IP and platform with Sonos, knowing it shares our dedication to building great experiences for customers without asking them to sacrifice privacy.” Under the terms of the agreement, Sonos acquired Snips for approximately $37.5 million, subject to purchase price adjustments and holdbacks. The transaction closed on November 14, 2019. About Sonos Sonos (Nasdaq: SONO) is one of the world’s leading sound experience brands. As the inventor of multi-room wireless home audio, Sonos innovation helps the world listen better by giving people access to the content they love and allowing them to control it however they choose. Known for delivering an unparalleled sound experience, thoughtful home design aesthetic, simplicity of use and an open platform, Sonos makes the breadth of audio content available to anyone. Sonos is headquartered in Santa Barbara, California. Learn more at www.sonos.com.

For investors: Cammeron McLaughlin IR@sonos.com For media: Tom Lodge PR@sonos.com Source: Sonos